Exhibit 10.12

Dana Savings Restoration Plan

Effective: December 1, 2010

Dana Savings Restoration Plan

Table of Contents

ARTICLE I INTRODUCTION

1.1 Introduction and Purpose

ARTICLE II DEFINITIONS

2.1 Account(s)

2.2 Affiliated Company

2.3 Benefit Distribution Date

2.4 Board of Directors

2.5 Change in Control

2.6 Code

2.7 Company

2.8 Compensation

2.9 Disability

2.10 Discretionary Employer Credit Account

2.11 Discretionary Employer Credits

2.12 Effective Date

2.13 Eligible Employee

2.14 ERISA

2.15 Fixed Contribution Credit Account

2.16 Fixed Contribution Credits

2.17 Investment Funds

2.18 Participant

2.19 Plan

2.20 Plan Administrator

2.21 Plan Year

2.22 Qualified Plan

2.23 Restoration Credit Account

2.24 Restoration Credits

2.25 Separation from Service

2.26 Valuation Date

2.27 Written or "in Writing"

2.28 Years of Service

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1 Eligibility to Participate

3.2 Change in Status as Eligible Employee

3.3 Cessation of Participation

ARTICLE IV EMPLOYER CREDITS

4.1 Establishment of Participant Accounts

4.2 Restoration Credits

4.3 Discretionary Employer Contributions

4.4 Fixed Contributions

4.5 Employee Deferral Elections

4.6 Credits for Investment Earnings and Debits for Investment Losses

ARTICLE V VESTING

5.1 Vesting of Restoration Credit Account

5.2 Vesting of Fixed Contribution Credit Account

5.3 Accelerated Vesting

ARTICLE VI PAYMENT OF BENEFITS

6.1 Distributions of Benefits

6.2 Time and Form of Distributions

6.3 Permitted Acceleration of Payment

6.4 Payment For Unforeseeable Emergency

6.5 Payment of Disability Benefits

6.6 Payment of Death Benefits

6.7 In-service Withdrawals and Distributions

6.8 Change of Control

6.9 Valuation of Distributions

6.10 Timing of Distributions

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN

7.1 Amendments Generally

7.2 Right to Terminate

ARTICLE VIII MISCELLANEOUS

8.1 Unfunded Plan

8.2 Nonguarantee of Employment

8.3 Nonalienation of Benefits

8.4 Taxes and Withholding

8.5 Applicable Law

8.6 Headings and Subheadings

8.7 Severability

8.8 Expenses

ARTICLE IX ADMINISTRATION OF THE PLAN

9.1 Powers and Duties of the Plan Administrator

9.2 Claims Procedure

ARTICLE I

INTRODUCTION

1.1 Introduction and Purpose

The Dana Savings Restoration Plan (the "Plan") is established by Dana Limited (the "Company") for the purpose of providing deferred compensation limited by the Internal Revenue Code of 1986, as amended, ("Code") for a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company, effective December 1, 2010. This Plan is intended to enhance the long-term performance and retention of such management or highly compensated employees selected to participate in this Plan.

The Plan is intended to constitute a non-qualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 as amended from time to time ("ERISA"). Further, this Plan is intended to comply with Code Section 409A and is to be construed in accordance Code Section 409A, the Code Section 409A Regulations, and such additional regulatory and/or other guidance as may be issued by the Internal Revenue Service ("IRS") or the U.S. Department of Treasury ("Treasury") from time to time with respect to Code Section 409A.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the Code Section 409A Regulations (including modifications and amendments thereto), the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements

This Plan shall function solely as a "top-hat" plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant' s designated beneficiary, or any other person.

This Plan is to be maintained according to the terms of this document and the Company or its designee shall have the sole authority to construe, interpret and administer the Plan.

ARTICLE II

DEFINITIONS

Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1 Account(s).

Account(s) means the separate account established for recordkeeping purposes only for each Participant comprised of the Restoration Credit Account, the Discretionary Employer Credit Account and the Fixed Contribution Credit Account as further described in Article IV of the Plan.

2.2 Affiliated Company

Affiliated Company means (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company, provided that in applying Code Section 1563(a)(l), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 4l 4(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.3 Benefit Distribution Date

Benefit Distribution Date means the distribution date as described in Section 6.2 of the Plan.

2.4 Board of Directors

Board of Directors means the Board of Directors of the Company.

2.5 Change in Control

Change in Control means a change in ownership or control of the Company or one of the events described below. Whether a Change in Control has occurred shall be objectively determinable and not subject to the discretion of the Committee, the Board of Directors or any other person.

(a)    Change in Ownership of the Company. The acquisition by any person, entity or group of stock of the Company that, together with the stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person, entity or group shall not be considered to cause a change in ownership of the Company under this Section, or a change in effective control of the Company under subsection (b) below. An increase in the percentage of stock owned by any person, entity or group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This Section shall only apply when there is a transfer of Company stock (or issuance of Company stock) and stock of the Company remains outstanding after the transaction.

(b) Change in Effective Control of the Company. During any 12-month period,

(i) the acquisition by any person, entity or group of stock of the Company that constitutes 30% or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors as constituted prior to the date of such appointment or election; provided that if any person, entity or group is considered to effectively control the Company within the meaning of this Section, the acquisition of additional control of the Company shall not be considered to cause a change in effective control of the Company under this Section, or a change ownership of the Company under subsection (a).

(c)    Change in Ownership of a Substantial Portion of the Company's Assets. During any 12-month period, the acquisition by any person, entity or group of assets of the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For purposes of this Section, "gross fair market value" means the value of the Company's total assets or the value of the assets being disposed of, determined without regard to any associated liabilities. Notwithstanding the foregoing, a Change in Control shall not occur under this Section where there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, including:

(i) a shareholder of the Company (immediately before the asset transfer) m exchange for or with respect to its stock;

(ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described above in subparagraph (3).

(d) For purposes of Section 2.5, the following rules shall apply:

(i) Persons or entities shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons or entities shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person or entity owns stock of the Company and stock of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, such shareholder shall be considered to be acting as a group only with other shareholders of the Company prior to the transaction and not with respect to the shareholder's ownership interest in the other corporation.

(ii) Stock ownership shall be determined in accordance with Code Section 318(a). Stock underlying a vested option shall be considered to be owned by the individual who holds the vested option (and stock underlying an unvested option shall not be considered to be owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined in Treas. Reg. sections l.83-3(b) and (i)), the stock underlying the option shall not be treated as owned by the individual who holds the option.

2.6 Code

Code means the Internal Revenue Code of 1986, as amended. Where reference is made to "Code Section 409A Regulations," this is intended to refer to Treasury Regulation Sections 1.409A-l through-6, as such regulations may be modified or amended by the Treasury from time to time.

2.7 Company

Company means Dana Limited, an Ohio limited liability company, and any Affiliated Company or subsidiary.

2.8 Compensation

Compensation means cash compensation including an employee's gross base salary, commissions and annual incentive bonus awards paid under management performance incentive plans. In no event, however, shall a Participant's compensation include, for purposes of the Plan, any item of compensation paid or distributed to the Participant after a period of deferral, whether under this Plan or any other program of deferred compensation maintained by the Company or any Affiliated Company.

2.9 Disability

A Participant shall be deemed to have a condition that constitutes a "Disability" if the Participant is "Disabled" under the rules set f01th herein. For this purpose, a Participant is Disabled by reason of any medical or physical impairment which can be expected to result in death or last for a continuous period of at least 12 months as determined by the Committee.

2.10 Discretionary Employer Credit Account

Discretionary Employer Credit Account means the separate account established by the Committee for recordkeeping purposes only to track Discretionary Employer Credits in the name of each Participant.

2.11 Discretionary Employer Credits

Discretionary Employer Credits means the amounts credited to a Participant's Discretionary Employer Credit Account in accordance with Section 4.3 of the Plan.

2.12 Effective Date

Effective Date means December 1, 2010.

2.13 Eligible Employee

Eligible Employee means employees employed at the "director" level and above, earning or anticipated to earn in excess of Code Section 40l(a)(l 7) for such Plan Year and who are approved by the Committee for entry into the Plan.

2.14 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.15 Fixed Contribution Account

Fixed Contribution Account means the separate account established by the Committee for recordkeeping purposes only to track Fixed Contribution Credits in the name of each Participant.

2.16 Fixed Contribution Credits

Fixed Contribution Account means the means the amounts credited to a Participant's Fixed Contribution Account in accordance with Section 4.4 of the Plan.

2.17 Investment Funds

Investment Funds means one or more investment alternatives made available under the Plan by the Company for designation by Participants under the Plan for purposes of determining investment earnings and losses.

2.18 Participant

Participant means any present or former Eligible Employee who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such Account balance.

2.19 Plan

Plan means the Dana Savings Restoration Plan, as set forth in this document and as amended from time to time.

2.20 Plan Administrator

Plan Administrator means the Dana Holding Corporation Investment Committee, or any successor committee which Dana may appoint to serve the same functions, or if the Investment Committee has chosen to delegate all or part of the Plan Administrator's responsibilities, such other person or committee as has been designated by action of the Investment Committee.

2.21 Plan Year

Plan Year means the calendar year, the twelve-month period beginning each January 1 and ending on December 31. The initial Plan Year shall be December 1, 2010 through December 31, 2010.

2.22 Qualified Plan

Qualified Plan means the Dana Retirement Savings Plan.

2.23 Restoration Credit Account

Restoration Credit Account means the separate account established by the Plan Administrator for recordkeeping purposes only to track Restoration Credits in the name of each Participant in accordance with Section 4.1 of the Plan.

2.24 Restoration Credits

Restoration Credits means the amounts credited to a Participant's Restoration Credit Accounts in accordance with Section 4.2 of the Plan

2.25 Separation from Service

Separation from Service in general means a termination of an employee's employment with his or her employer by reason of the employee's death, retirement or otherwise. However, for purposes of the Plan, an employee's employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business. An employee is presumed to have separated from service. where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For example, an employee may demonstrate that the employer and employee reasonably anticipated that the employee would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the employee's replacement caused the employee to return to employment. Although the employee's return to employment may cause the employee to be presumed to have continued in employment because the employee is providing services at a rate equal to the rate at which the employee was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the employee originally ceased to provide services, the employee and the employer reasonably anticipated that the employee would not provide services in the future.

The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

2.26 Valuation Date

Valuation Date means each day the New York Stock Exchange is open for trading.

2.27 Written or "in Writing"

Written or in Writing means, with respect to any documentation of an election or other action by a Participant or by the Plan Administrator, that such documentation be either in paper or, as pe1mitted by the Plan Administrator, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

2.28 Years of Service

Years of Service means with respect to any Participant or inactive Participant, the number of whole years of his periods of service, in which the Participant has completed 1,000 or more hours of employment with the Company in a Plan Year and considered an employee on the last day of the Plan Year. Notwithstanding the foregoing, all Eligible Employees on the Effective Date shall receive credit for a Year of Service for the 2010 Plan Year if employed on December 31, 2010.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility to Participate

Any Eligible Employee eligible to participate in the Plan on December I, 20IO is eligible to participate in the Plan on December I, 20I 0. An employee determined to be an Eligible Employee after December I, 20 IO shall become a Participant on the first day of any calendar month following determination of eligibility by the Plan Administrator.

3.2 Change in Status as Eligible Employee

The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Plan Administrator deems appropriate.

3.3 Cessation of Participation

A Participant shall cease active participation in the Plan upon the occurrence of his or her Separation from Service, death or Disability.

ARTICLE IV

EMPLOYER CREDITS

4.1 Establishment of Participant Accounts

The Company shall establish and maintain on its books and records an Account with several subaccounts in the name of each Participant to record:

(a) amounts of Restoration Credits on the Participant's behalf pursuant to Section 4.2 of the Plan;

(b) amounts of Discretionary Employer Credits, if any, on the Participant's behalf pursuant to Section 4.3 of the Plan;

(c) amounts of Fixed Contribution Credits, if any, on the Participant's behalf pursuant to Section 4.4 of the Plan;

(d) credits or debits for investment earnings or losses pursuant to Section 4.5 of the Plan; and

(e) payments of benefits to the Participant or the Participant's beneficiary pursuant to Article VI of the Plan.

4.2 Restoration Credits

A Restoration Credit may be made to each Participant equal to the product of his Compensation in excess of Code Section 401(a)(l7) multiplied by the matching contribution rate applied to the Participant's Qualified Plan's elective deferrals for the Plan Year.

The Company reserves the right to apply a different matching rate to any Participant, in its discretion.

A Restoration Credit will only be made in excess of the maximum available matching contribution available under the Qualified Plan applicable to the Participant's rate of elective deferrals.

4.3 Discretionary Employer Contributions

The Company may determine, in its sole discretion, from time to time, an applicable Discretionary Employer Credit to be applied to the Discretionary Employer Credit Accounts of select Participants at any time specified by the Plan Administrator and communicated to the Eligible Employee.

4.4 Fixed Contributions

(a) Amount. Each Employer may make Fixed Contributions to the Plan in such amounts (if any) as the Investment Committee, in its discretion, may approve for the Plan Year. Such contributions shall be allocated to the Fixed Contribution Accounts of those Participants who are Eligible Employees during the Plan Year on a basis that is proportionate to Compensation. For purposes of this Section 4.4, a Participant's Compensation for the Plan Year shall include only Compensation for that portion of the Plan Year during which the Participant was an Eligible Employee under the Plan.

(b) Plan Account. Such contributions shall be credited to the Fixed Contribution Account of each Participant on whose behalf the contributions are made.

4.5 Employee Deferral Elections

Employee deferrals of Compensation are not permitted under the terms of the Plan.

4.6 Credits for Investment Earnings and Debits for Investment Losses

(a) All amounts credited to a Participant's Account shall be credited with amounts of investment earnings or debited with amounts of investment losses that correspond to the total investment return earned by the Investment Fund or combination of Investment Funds designated in advance by the Participant for these purposes.

(b) The designation of one or more Investment Funds by a Participant under this Section 4.5 of the Plan shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant's Account on the Company's books and records, and the Company shall not be required under the Plan to establish any account in the Investment Funds or to purchase any Investment Fund shares on the Participant's behalf.

(c) The designation by a Participant of any Investment Funds under this Section 4.5 of the Plan shall be made in accordance with rules and procedures established by the Plan Administrator.

(d) The Investment Funds are valued each day the New York Stock Exchange is open for trading.

(e) A Participant may elect to revise the investment options with respect to existing Account allocations or future contributions at any time (subject to any Investment Fund limitation) by notification to the Plan Administrator in the prescribed manner. The Plan Administrator, however, retains the right to review and restrict transfer rights at any time.

(f) If a Participant fails to make a proper designation, then his or her Accounts shall be deemed to be invested in the Investment Fund(s) designated by the Plan Administrator from time to time for this purpose at the Plan Administrator's discretion. Such investment option can be changed by the Plan Administrator from time to time at the Plan Administrator's discretion.

ARTICLE V

VESTING

5.1 Vesting of Restoration Credit Account

A Participant is 100% vested at all times in his or her Restoration Credit Account and in his or her Discretionary Employer Contribution Account.

5.2 Vesting of Fixed Contribution Account

A Participant shall be vest in the amounts credited to his or her Fixed Contribution Account as set forth below:

Vesting Percentage	Years of Service
0%	0
0%	1
0%	2
100%	3

5.3 Accelerated Vesting

Regardless of the Participant's Years of Service, a Participant's interest in his Accounts becomes fully (100%) vested upon death, Disability or a Change in Control.

ARTICLE VI

PAYMENT OF BENEFITS

6.1 Distributions of Benefits.

In general, a Participant shall receive payment of benefits in the form and manner as described in this Article VI.

6.2 Time and Form of Distributions

A Participant's, distribution of benefits shall always be made in the form of a lump sum payment as soon as practicable six (6) months following the Participant's Separation from Service.

6.3 Permitted Acceleration of Payment

Notwithstanding the timing provisions pursuant to Article VI of the Plan, the time of a payment shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a) Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(l)(B)) that meets the requirements of the Company's domestic relations order procedures applicable to non-qualified plans, if such payment is made to an individual other than the Participant.

(b) Payment shall be made to the extent necessary to comply with an ethics agreement with the federal government or to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would othe1wise not be able to pa1ticipate under an applicable rule).

(c) Payment of a Participant's entire Account may be made in the form of a lump sum payment of amounts deferred under the Plan that do not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in Written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that that such lump sum payment results in the termination and liquidation of the entirety of the Participant's Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section l.409A- 1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(l)(B).

(d) Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e) Payment of a Participant's entire Account shall be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

6.4 Payment For Unforeseeable Emergency

A Participant who incurs an unforeseeable emergency may apply to the Plan Administrator for an immediate distribution from his or her vested Account in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set fo1th below.

(a) An unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant's beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(l), (b)(2), and (d)(l)(B)); loss of the Participant's prope1ty due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b) A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant' s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, if applicable.

(c) Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available by reason of the cancellation of the Participant's deferral election, if applicable, upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

6.5 Payment of Disability Benefits

If a Participant incurs a Disability, the entire value of his Account shall be distributed to the Participant in the form of a single lump sum. Any distribution pursuant to this Section 6.5 will occur following the determination of the Disability as approved by the Plan Administrator.

6.6 Payment of Death Benefits

(a) Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Plan Administrator to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump-sum.

(b) Any distributions pursuant to this Section 6.6 will occur following the date of death and receipt by the Company of acceptable proof of the Participant's death and approval by the Plan Administrator.

(c) Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be as follows:

(1) the Participant's surviving spouse; or

(2) if there is no surviving spouse, then to the Participant's estate.

All decisions made by the Plan Administrator in good faith and based upon affidavit or other evidence satisfactory to the Plan Administrator regarding questions of fact in the determination of the identity of such beneficiary(ies) shall be conclusive and binding upon all patties, and payment made in accordance therewith shall satisfy all liability hereunder.

6.7 In-service Withdrawals and Distributions

In-service withdrawals and distributions of any kind shall not be pem1itted.

6.8 Change of Control

As soon as possible following a Change of Control of the Company, the entire value of his Account shall be distributed to the Participant in the form of a single lump sum. Any distribution pursuant to this Section 6.8 will occur following the determination of a Change of Control as approved by the Plan Administrator. For purposes of this paragraph, a Change of Control shall be deemed to have occurred if, and only if, it is determined as of the relevant date that a "change in ownership or effective control" of the Company has occurred for purposes of Code Section 409A (taking into account applicable provisions of the Code Section 409A Regulations, as such may be modified from time to time, and taking into account also any other guidance as may be issued by the IRS or the Treasury regarding this definition).

6.9 Valuation of Distributions

The benefit amount of a Participant's Account to be distributed pursuant to this Article VI shall be based on the value of such Account on any Valuation Date after instructions are received in good order by the Plan Administrator.

6.10 Timing of Distributions

Any distribution made in accordance with an event in this Article VI shall be made as soon as administratively feasible following the event, but no later than 90 days following the date the benefit is payable under this Article VI.

ARTICLE VII

AMENDMENT AND TERMINATION OF PLAN

7.1 Amendments Generally

The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment's adoption, except as may otherwise be required by law. Without limiting the generality of the foregoing, the Plan Administrator may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of Deferral Elections, if applicable, the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VI which the Plan Administrator deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan and may also, in such event, cease further deferrals under the Plan.

7.2 Right to Terminate

The Company may terminate the Plan at any time in whole or in part.

(a) Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan te1mination authorized by the Plan Administrator shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI as in effect immediately prior to such amendment or termination. Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b) Notwithstanding the above, the Company may te1minate the Plan and distribute the Participant's credited accounts in the form of a single lump sum. Such a Plan termination may occur only if the conditions set forth below are met, consistent with the requirements of Code Section 409A and the Code Section 409A Regulations:

(i) The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii) The Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations assuming a Participant in the Plan also had defe1rnls credited under all such other agreements, methods, programs;

(iii) No payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan (other than amounts distributed under the terms of the Plan without regard to the action to terminate and liquidate the Plan);

(iv) All payments in liquidation of the Plan are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v) The Company does not adopt a new plan that would be aggregated with the Plan under applicable provisions of the Code Section 409A Regulations if assuming a Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

ARTICLE VIII

MISCELLANEOUS

8.1 Unfunded Plan

This Plan is an unfunded deferred compensation arrangement for Eligible Employees. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee or other person. To the extent any person acquires a right to receive a payment from the Company under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

8.2 Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any Participant with or without cause.

8.3 Nonalienation of Benefits

(a) Except as provided in Section 6.3 and as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or othe1wise dispose of any right to benefits under the Plan shall be void. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b) Notwithstanding Section 8.3(a) of the Plan, if a Participant is indebted to the Company at any time when payments are to be made by the Company to the Participant under the provisions of the Plan, the Company shall have the right to reduce the amount of payment to be made to the Participant (or the Participant's beneficiary) to the extent of such indebtedness. Any election by the Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4 Taxes and Withholding

For each Plan Year in which the Participant defers a portion of Compensation under this Plan, the Company will withhold from the Participant's non-deferred Compensation the Participant's share of FICA and other employment taxes.

8.5  Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the state of Ohio.

8.6 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

8.7 Severability

The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.8 Expenses.

In addition to the expenses and costs that may be charged against Participants' Accounts pursuant to other provisions of the Plan, each Participant's Account shall also be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent one or more Participating Employers elect in their sole discretion to pay all or a po1tion of those costs and expenses.

ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1 Powers and Duties of the Plan Administrator

(a) Investment Committee

The Investment Committee of Dana (or any successor committee Dana may appoint to serve the same functions) shall have the overall responsibility and authority as the Plan Administrator to manage and control the operation and administration of the Plan and may designate one or more individuals to carry out the Investment Committee's Plan responsibilities.

(b) Plan Administrator

The Plan Administrator shall carry out the following responsibilities and exercise the following discretionary authority:

(1) To determine, interpreting the terms of the Plan using its sole discretion, all questions relating to the amounts and time of payment of benefits and the eligibility rights of Participants and Beneficiaries to Plan benefits in accordance with the terms of the Plan;

(2) To interpret the Plan and to decide any and all matters arising hereunder, including without limitation the right to remedy possible ambiguities, inconsistencies, or omission by general rule or particular decision;

(3) To take any actions necessary to assure timely payment of benefits to any Participant or Beneficiary eligible to receive benefits under the Plan; and to assure a full and fair review of any appeal by a Participant or Beneficiary who is denied a claim to any benefit under the Plan;

(4) To maintain Plan records, to communicate required information to Participants and their Beneficiaries, and to submit required repot1s to appropriate regulatory authorities;

(5) To employ other persons to render advice with respect to any responsibility or authority being carried out by the Investment Committee, including the employment of counsel, and to assist in the administration of the Plan; and

(6) To give necessary or appropriate instructions relating to Plan administration to any person or entity appointed to provide services that the Investment Committee and/or the Company requires in performing its duties.

9.2 Claims Procedure

(a) Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Plan Administrator or with a person named by the Plan Administrator to receive claims under the Plan.

(b) Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan ("claimant"), the claimant shall be given a written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within 90 days after receipt of the claim by the Plan Administrator unless special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

(c) Right of Review. In the event of a denial or limitation of the claimant's benefit, the claimant or the claimant's duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant or the claimant's duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Plan Administrator; provided, however, that such written request must be received by the Plan Administrator within 60 days after receipt by the claimant of written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Plan Administrator in appropriate cases.

(d) Decision on Review. A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

EXECUTION OF DOCUMENT